Exhibit 99.1
eResearchTechnology Reports Third Quarter 2007 Results
Net Income Increasing by 50% with EPS of $0.07 vs. $0.05 in Q3 2006
Q3 Revenues Increase to $24.0 Million and New Bookings Increase to $35.5 Million
PHILADELPHIA, November 1, 2007/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG, eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the third quarter of 2007 and nine-month period ended September 30, 2007.
Highlights of the Third Quarter were:
•	ECG volume was up 40% in the third quarter of 2007 compared to the same quarter a year ago;

•	$35.5 million in new bookings of contracts and work orders, an increase of 40.3% from the same quarter a year ago;

•	Seven new Thorough ECG study agreements were signed, valued at approximately $7.2 million, translating into an average Thorough ECG study size of more than $1 million.

•	Backlog increased to $115.0 million as of September 30, 2007. An increase of 23.4% from the same quarter a year ago. The annualized cancellation rate for the quarter was 13.4%.

•	The book-to-bill ratio for the third quarter was 1.5, an increase from the previous quarter’s book-to-bill ratio of 1.4 and from the book to bill ratio of 1.1 for the third quarter of 2006.

•	The newly-formed Consulting Practice recorded significant new sales and bookings; and ePro, which was initiated in June of this year, recorded its first sales bookings.
The Company reported revenues of $24.0 million for the third quarter of 2007, a 7.9% increase from $22.2 million in the third quarter of 2006, which included $1.2 million for the ending of a franchise agreement during the same period in 2006. The Company reported net income of $3.7 million for the third quarter of 2007, a 50.3% increase from $2.5 million in the third quarter of 2006. This resulted in net income per diluted share of $0.07 in the third quarter of 2007, compared to $0.05 in the third quarter of 2006.
The Company’s gross margin percentage in the third quarter of 2007 was 48.0% compared to 49.2% in the third quarter of 2006. As previously noted, the third-quarter of 2006 included revenue of $1.2 million for the ending of a franchise agreement; without which the third quarter of 2006 gross margin would have been 46.3%. Pre-tax income margin in the third quarter of 2007 was 24.8% compared to 17.4% in the third quarter of 2006. The Company’s tax rate for the third quarter of 2007 was 37.7% compared to 36.3% in the third quarter of 2006.
For the nine months ended September 30, 2007, the Company reported revenues of $69.8 million compared to $66.4 million for the nine months ended September 30, 2006. The Company reported net income of $10.1 million, or $0.20 per diluted share, for the nine months ended September 30, 2007 compared to net income of $6.1 million, or $0.12 per diluted share, for the nine months ended September 30, 2006.

The Company’s gross margin percentage for the nine months ended September 30, 2007 was 49.9% compared to 49.1% for the nine months ended September 30, 2006. Pre-tax income margin for the nine months ended September 30, 2007 was 23.5% compared to 14.9% for the nine months ended September 30, 2006. The Company’s tax rate was 38.5% for the nine months ended September 30, 2007 compared to 38.6% for the nine months ended September 30, 2006.
eRT ended the quarter with $71.0 million in cash, cash equivalents and investments, an increase of $7.6 million from $63.4 million at the end of the second quarter of 2007.
“We are pleased with our third quarter results.” said Dr. Michael McKelvey, President and CEO of eRT. “Our Company demonstrated strong growth during the quarter, led by our core cardiac safety business. Both our volume and new bookings growth of 40% in the quarter were impressive. The third quarter is a seasonally slow period due to vacations and the tendency of sponsors to not initiate Thorough ECG trials in the summer months. We were able to leverage our SG&A structure to produce net income growth of 50.3% compared to the same quarter a year ago; year to date our net income is up 66.4% from the previous year. Our earnings per diluted share have already exceeded that attained in all of 2006.”
Dr. McKelvey continued, “The 23.4% growth in our backlog to $115.0 million from a year ago, combined with a continued robust sales environment and stabilizing prices shows a solid market demand for our services. We were particularly pleased with the strong showing of our bookings, which showed the fourth quarter in a row of growth quarter over quarter, and the growth of our newly-formed consulting business. In addition, we are working more closely with some of our key CRO partners in a number of different areas. Our operations team is executing very well and we continue to make good progress on the expense line; while we continue to invest in eClinical, Consulting and ePRO. The net effect of this is our achievement of pre-tax margins of 24.8% for the third quarter of 2007.”
2007 Guidance
The Company issued guidance for the fourth quarter of 2007. eRT anticipates revenues of between $27 million and $28.5 million and net income per diluted share of $0.09 to $0.11 for the fourth quarter ending December 31, 2007. For the full year ending December 31, 2007, management anticipates revenues will be around the midpoint of the previously issued guidance of $95 million and $103 million. Management raised its anticipated net income per diluted share to $0.29 to $0.31 from the previously issued guidance of the high end of the range of $0.25 to $0.30.
Conference Call
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EDT on November 1, 2007. For the conference call interested participants should dial 866-700-7173 when calling within the United States or 617-213-8838 when calling internationally along with the pass code 33801742. There will be a playback available through 11:59 p.m. (Eastern) on November 8, 2007. To listen to the playback, please call 888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 94063678 for the replay.

This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at www.streetevents.com. The webcast can be accessed until November 1,2008 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2007 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net revenues:
Licenses	$602	$651	$2,336	$2,013
Services	14,493	16,453	42,040	47,982
Site support	7,131	6,867	22,067	19,794

Total net revenues	22,226	23,971	66,443	69,789

Costs of revenues:
Cost of licenses	75	70	228	199
Cost of services	6,674	7,567	19,130	21,590
Cost of site support	4,548	4,831	14,492	13,143

Total costs of revenues	11,297	12,468	33,850	34,932

Gross margin	10,929	11,503	32,593	34,857

Operating expenses:
Selling and marketing	2,471	2,487	8,687	8,079
General and administrative	3,945	2,527	11,758	8,915
Research and development	980	1,128	3,328	3,155

Total operating expenses	7,396	6,142	23,773	20,149

Operating income	3,533	5,361	8,820	14,708
Other income, net	339	584	1,067	1,703

Income before income taxes	3,872	5,945	9,887	16,411
Income tax provision	1,407	2,239	3,821	6,318

Net income	$2,465	$3,706	$6,066	$10,093

Basic net income per share	$0.05	$0.07	$0.12	$0.20

Diluted net income per share	$0.05	$0.07	$0.12	$0.20

Shares used to calculate basic net income per share	49,540	50,594	49,302	50,430

Shares used to calculate diluted net income per share	51,376	51,829	51,525	51,681

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2006	September 30, 2007
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,497	$27,198
Short-term investments	41,416	43,591
Accounts receivable, net	17,866	21,790
Prepaid income taxes	2,819	754
Prepaid expenses and other	2,761	3,613
Deferred income taxes	912	913

Total current assets	81,271	97,859

Property and equipment, net	31,129	33,127
Goodwill	1,212	1,212
Long-term investments	928	244
Other assets	524	311

Total assets	$115,064	$132,753

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,360	$2,505
Accrued expenses	3,445	4,968
Income taxes payable	781	966
Current portion of capital lease obligations	40	1,621
Deferred revenues	11,325	12,415

Total current liabilities	19,951	22,475

Capital lease obligations, excluding current portion	—	66
Deferred tax liabilities	1,491	2,203

Total liabilities	21,442	24,744

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,356,546 and 58,854,254 shares issued, respectively	584	589
Additional paid-in capital	83,493	87,331
Accumulated other comprehensive income	1,510	1,961
Retained earnings	70,225	80,318
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	93,622	108,009

Total liabilities and stockholders’ equity	$115,064	$132,753

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2006	2007
Operating activities:
Net income	$6,066	$10,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,537	11,066
Cost of sales of equipment	3,483	1,004
Non-cash share-based compensation	2,319	1,576
Changes in operating assets and liabilities:
Accounts receivable	44	(3,777)
Prepaid expenses and other	(452)	(595)
Accounts payable	1,966	(1,888)
Accrued expenses	(1,156)	1,500
Income taxes	(3,062)	2,749
Deferred revenues	(8,744)	995

Net cash provided by operating activities	9,001	22,723

Investing activities:
Purchases of property and equipment	(12,269)	(10,066)
Purchases of investments	(24,516)	(50,108)
Proceeds from sales of investments	21,040	48,617

Net cash used in investing activities	(15,745)	(11,557)

Financing activities:
Repayment of capital lease obligations	(114)	(1,962)
Proceeds from exercise of stock options	3,548	1,600
Stock option income tax benefit	3,702	628
Repurchase of common stock for treasury	(5,803)	—

Net cash provided by financing activities	1,333	266

Effect of exchange rate changes on cash	244	269

Net (decrease) increase in cash and cash equivalents	(5,167)	11,701
Cash and cash equivalents, beginning of period	18,432	15,497

Cash and cash equivalents, end of period	$13,265	$27,198

eResearch Technology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
For the Three and Nine Months Ended September 30, 2006 and 2007
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2007	2006	2007
Gross margin:
GAAP gross margin	$10,929	$11,503	$32,593	$34,857
	—	—	—	—

Non-GAAP income gross margin	$10,929	$11,503	$32,593	$34,857

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$3,533	$5,361	$8,820	$14,708

Cost of efficiency improvements	—	—	—	676
CEO and CFO transition	714	—	1,914	—
Settlement of contract dispute	—	—	646	—

Subtotal of reconciling items	714	—	2,560	676

Non-GAAP operating income	$4,247	$5,361	$11,380	$15,384

Reconciliation of GAAP to Non-GAAP net income and net income per diluted share:
GAAP net income	$2,465	$3,706	$6,066	$10,093

Cost of efficiency improvements	—	—	—	412
CEO and CEO transition	440	—	1,158	—
Settlement of contract dispute	—	—	391	—

Subtotal of reconciling items	440	—	1,549	412

Non-GAAP net income	$2,905	$3,706	$7,615	$10,505

GAAP net income per diluted share	$0.05	$0.07	$0.12	$0.20

Non-GAAP net income per diluted share	$0.06	$0.07	$0.15	$0.20